Exhibit 3.1

A LIMITED LIABILITY COMPANY

----------------

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GAMIDA CELL LTD.

As Adopted on October 30, 2018
as amended on, and effective as of, November 17, 2021

Preliminary

1.	Definitions; Interpretation.

(a)	In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;

“Company” shall	mean GAMIDA CELL LTD.

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999, and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at any given time, including alternate directors.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders, as the case may be.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at any given time.

“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.

“RTP Law”	shall mean the Israeli Restrictive Trade Practices Law, 5758-1988.

“Securities Law”	shall mean the Israeli Securities Law 5728-1968.

“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

“in writing” or “writing”	shall mean written, printed, photocopied, photographed or typed, including if appearing in an email, facsimile or if produced by any visible substitute for a writing, or partly one and partly another. The term “signed” or “signature” shall be construed in a corresponding manner.

(b)	Unless otherwise defined in these Articles or required by the context, terms used herein shall have the meaning provided therefor under the Companies Law.

(c)	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles, Sections or clauses shall be deemed references to Articles, Sections or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder (including, any rules, regulations or forms prescribed by any governmental authority or securities exchange commission or authority, if and to the extent applicable); any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a month or year shall be interpreted in accordance with the Gregorian calendar; any reference to a “company”, “corporate body” or “entity” shall include a partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and any reference to a “person” shall include any of the foregoing types of entities or a natural person.

(d)	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Limited Liability

2.	The Company is a limited liability company and each Shareholder’s obligations to the Company shall therefore be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

Public Company; Company’s Objectives

3.	Public Company; Objectives.

(a)	The Company is a public company as such term is defined and for so long as it qualifies under the Companies Law.

(b)	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) for any purpose that the Board of Directors finds appropriate.

Share Capital

5.	Authorized Share Capital.

1.1.	The share capital of the Company shall consist of NIS 1,500,000 divided into 150,000,000 Ordinary Shares, of a nominal value of NIS 0.01 each (the “Shares”).

(a)	The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 13.

6.	Increase of Authorized Share Capital.

(a)	The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, increase its authorized share capital by increasing the number of shares it is authorized to issue. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)	Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares of such class that are included in the existing share capital.

7.	Special or Class Rights; Modification of Rights.

(a)	The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c)	The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, provided that the requisite quorum at any such separate General Meeting shall be one or more shareholders present in person or by proxy and holding not less than thirty-three and one-third of a percent (33 1/3%) of the issued shares of such class.

(d)	Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.	Consolidation, Division, Cancellation and Reduction of Share Capital.

(a)	The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i) consolidate all or any part of its issued or unissued authorized share capital into shares of a per share nominal value which is larger, equal to or smaller than the per share nominal value of its existing shares;

(ii) divide or sub-divide its shares (issued or unissued) or any of them, into shares of smaller or the same nominal value (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii) cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv) reduce its share capital in any manner.

(b)	With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger, equal or smaller nominal value per share;

(ii) issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii) redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv) round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v) cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

9.	Issuance of Share Certificates, Replacement of Lost Certificates.

(a)	To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)	Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred some of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c)	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d)	A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.	Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	Issuance and Repurchase of Shares.

(a)	The unissued shares from time to time shall be under the control of the Board of Directors (and, to the full extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions, and either at par or at a premium, or subject to the provisions of the Companies Law, at a discount and/or with payment of commission, and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company, either at par or at a premium, or, subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board of Directors (or the Committee, as the case may be) deems fit.

(b)	The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more shareholders. Such purchase shall not be deemed as payment of dividends and no shareholder will have the right to require the Company to purchase his shares or offer to purchase shares from any other shareholders.

12.	Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

Transfer of Shares

14.	Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

15.	Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

Transmission of Shares

16.	Decedents’ Shares.

(a)	In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 16(b) have been effectively invoked.

(b)	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors, or an officer of the Company to be designated by the Chief Executive Officer, may reasonably deem sufficient), shall be registered as a shareholder in respect of such share, or may, subject to the provisions as to transfer contained herein, transfer such share.

17.	Receivers and Liquidators.

(a)	The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a shareholder or its properties, as being entitled to the shares registered in the name of such shareholder.

(b)	Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his authority to act in such capacity or under this Article, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

18.	General Meetings.

(a)	An annual General Meeting (“Annual General Meeting”) shall be held at least once in every calendar year, not later than 15 months after the last preceding annual General Meeting, at such time and at such place, either within or out of the State of Israel, as may be determined by the Board of Directors.

(b)	All General Meetings other than Annual General Meetings shall be called “Special General Meetings”.

19.	Record Date for General Meeting.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of shareholders of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

20.	Shareholder Proposal Request.

(a)	Any Shareholder or Shareholders of the Company holding at least one percent (1%) of the voting rights of the Company (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 20) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Secretary (or, in the absence thereof by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable law (if any), (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b)	The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c)	Notwithstanding the forgoing, the Company shall make available to shareholders the right to make a proposal in compliance with the requirements under Section 14 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, for so long as the Company is subject to such requirements.

(d)	The provisions of Articles 20(a), 20(b) and 20(c) shall apply, mutatis mutandis, on any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

21.	Notice of General Meetings; Omission to Give Notice.

(a)	The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law. Notwithstanding anything herein to the contrary, to the extent permitted under the Companies Law, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice period than hereinabove prescribed has been given.

(b)	The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)	No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)	The Company may add additional places for Shareholders to review the full text of the proposed resolutions to be adopted at a General Meeting, including an internet site.

Proceedings at General Meetings

22.	Quorum.

(a)	No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)	In the absence of contrary provisions in these Articles, one or more shareholders present in person or by proxy holding shares conferring in the aggregate at least thirty-three and one-third of a percent (33 1/3%) of the voting power of the Company, shall constitute a quorum of General Meetings. A proxy may be deemed to constitute the presence of such number of Shareholders equal to the number of Shareholders represented by the holder of such proxy.

(c)	If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice to such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, one or more shareholders, present in person or by proxy within half an hour from the time appointed for the Adjourned Meeting, and holding in the aggregate at least thirty-three and one-third of a percent (33 ⅓%) of the voting power of the Company, shall constitute a quorum.

23.	Chairperson of General Meeting.

The Chairperson of the Board of Directors, shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): Director, Chief Executive Officer, Chief Financial Officer, Secretary, General Legal Counsel or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

24.	Adoption of Resolutions at General Meetings.

(a)	Except as required by the Companies Law or these Articles, including, without limitation, Article 34 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Section 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)	Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c)	A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

25.	Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall if so directed by the meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board (whether prior to or at a General Meeting).

26.	Voting Power.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

27.	Voting Rights.

(a)	A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him.

(b)	Any Shareholder entitled to vote may vote either in person or by proxy (who need not be Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (a) above.

(c)	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 27(c), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholder.

Proxies

28.	Instrument of Appointment.

(a)	An instrument appointing a proxy shall be in writing and shall be substantially in the following form:
“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Gamida Cell Ltd. hereby appoints
of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any adjournment(s) thereof.

Signed this ____ day of ___________, ______.

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b)	Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

29.	Effect of Death of Appointor of Transfer of Share and or Revocation of Appointment.

(a)	A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)	Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 28(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 28(b) hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 29(b) at or prior to the time such vote was cast.

Board of Directors

30.	Powers of Board of Directors.

(a)	The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 30 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b)	Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

31.	Exercise of Powers of Board of Directors.

(a)	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)	A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

(d)	The Board of Directors may hold meetings by use of any means of communication on the condition that all participating directors can hear each other at the same time.

32.	Delegation of Powers.

(a)	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board had not been adopted. The meeting and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.

(b)	Without derogating from the provisions of Article 44, the Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

33.	Number of Directors.

(a)	The Board of Directors shall consist of such number of Directors (not less than five (5) nor more than 11 (eleven), including External Directors, if any were elected) as may be fixed from time to time by the Board of Directors.

(b)	Notwithstanding anything to the contrary herein, this Article 33 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of 60% of the total voting power of the Company’s shareholders.

34.	Election and Removal of Directors.

(a)	The Directors, excluding the External Directors if any were elected, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.

(i)	The term of office of the initial Class I directors shall expire at the first Annual General Meeting to be held in 2019 and when their successors are elected and qualified,

(ii)	The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and

(iii)	The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified,

(b)	At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2019, each of the successors elected to replace the Directors of a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c)	If the number of Directors (excluding External Directors, if any were elected) that consists the Board of Directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)	Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e)	Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 34(e) and Article 20 and applicable law. Unless otherwise determined by the Board, a Proposal Request relating to Alternate Nominee is deemed to be a matter that is appropriate to be considered only in an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 20, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board of Directors and to be named in the Company’s disclosures and filings, (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”); (v) a declaration made by the Alternate Nominee of whether he meets the criteria for an independent director and/or External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 34(e) and Article 20, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.

(f)	The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election.

(g)	Notwithstanding anything to the contrary herein, this Article 34 and Article 37(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of 60% of the total voting power of the Company’s shareholders.

(h)	Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

35.	Commencement of Directorship.

Without derogating from Article 34, the term of office of a Director shall commence as of the date of his appointment or election, or on a later date if so specified in his appointment or election.

36.	Continuing Directors in the Event of Vacancies.

The Board may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 33 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if they number less than the minimum number provided for pursuant to Article 33 hereof, they may only act in an emergency or to fill the office of director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 33 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 33 hereof the Board shall determine at the time of appointment the class pursuant to Article 34 to which the additional Director shall be assigned.

37.	Vacation of Office.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a)	ipso facto, upon his death;

(b)	if he is prevented by applicable law from serving as a Director;

(c)	if the Board determines that due to his mental or physical state he is unable to serve as a director;

(d)	if his directorship expires pursuant to these Articles and/or applicable law;

(e)	by a resolution adopted at a General Meeting by a majority of 60% of the total voting power of the Company’s shareholders. Such removal shall become effective on the date fixed in such resolution;

(f)	by his written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)	with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

38.	Conflict of Interests; Approval of Related Party Transactions.

(a)	Subject to the provisions of the Companies Law and these Articles, no Director shall be disqualified by virtue of his office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his interest.

(b)	Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors and by the Audit Committee or Compensation Committee of the Board of Directors (as applicable). Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

39.	Alternate Directors.

(a)	Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint, remove or replace any person as an alternate for himself; provided that the appointment of such person shall have effect only upon and subject to its being approved by the Board (in these Articles, an “Alternate Director”). Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for all purposes, and for a period of time concurrent with the term of the appointing Director.

(b)	Any notice to the Company pursuant to Article 39(a) shall be given in person to, or by sending the same by mail to the attention of the Chairperson of the Board of Directors at the principal office of the Company or to such other person or place as the Board of Directors shall have determined for such purpose, and shall become effective on the date fixed therein, upon the receipt thereof by the Company (at the place as aforesaid) or upon the approval of the appointment by the Board, whichever is later.

(c)	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided however, that (i) he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and (ii) an Alternate Director shall have no standing at any meeting of the Board of Directors or any Committee thereof while the Director who appointed him is present.

(d)	Any individual, who qualifies to be a member of the Board of Directors, may act as an Alternate Director. One person may not act as Alternate Director for several directors or if he is serving as a Director.

(e)	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 37, and such office shall ipso facto be vacated if the office of the Director who appointed such Alternate Director is vacated, for any reason.

Proceedings of the Board of Directors

40.	Meetings.

(a)	The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit.

(b)	Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than two (2) days’ notice shall be given of any meeting so convened, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice ought reasonably to be waived under the circumstances.

(c)	Notice of any such meeting shall be given orally, by telephone, in writing or by mail or facsimile or such other means of delivery of notices as the Company may apply, from time to time.

(d)	Notwithstanding anything to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

41.	Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication) when the meeting proceeds to business.

42.	Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

43.	Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

Chief Executive Officer

44.	Chief Executive Officer.

(a)	The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his or their place or places.

(b)	Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority with respect to the management and operations of the Company in the ordinary course of business.

Minutes

45.	Minutes.

Any minutes of the General Meeting or the Board of Directors or any committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board or a committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board or meeting of a committee thereof, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

Dividends

46.	Declaration of Dividends.

The Board of Directors may from time declare, and cause the Company to pay, such dividend as may appear to the Board of Directors to be justified by the profits of the Company and as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

47.	Amount Payable by Way of Dividends.

(a)	Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such dividends are being paid.

48.	Interest.

No dividend shall carry interest as against the Company.

49.	Capitalization of Profits, Reserves, etc.

The Board of Directors may determine that the Company (i) may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital; and (ii) may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.

50.	Implementation of Powers.

For the purpose of giving full effect to any resolution under Article 49, , the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may fix the value for distribution of any specific assets and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions of less value than a certain determined value may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed in accordance with Section 291 of the Companies Law, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

51.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

52.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or payment order sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Register of Shareholders or his bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 16 or 17 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.

53.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

54.	Books of Account.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to shareholders.

55.	Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

Supplementary Registers

56.	Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Exemption, Indemnity and Insurance

57.	Insurance.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a)	a breach of duty of care to the Company or to any other person;

(b)	a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)	a financial liability imposed on such Office Holder in respect to his capacity as an Office Holder in favor of any other person; and

(d)	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the RTP Law).

58.	Indemnity.

(a)	Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i) a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court in respect of an act performed by the Office Holder;

(ii) reasonable litigation expenses, including attorneys’ fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent;

(iii) reasonable litigation costs, including attorney’s fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent;

(iv) A financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law; and

(v) any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law).

(b)	Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i) Sub-Article 58(a)(ii) to 58(a)(iv); and

(ii) Sub-Article 58(a)(i), provided that:

(1) the undertaking to indemnify is limited to such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2) the undertaking to indemnify shall set forth such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

59.	Exemption.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law exempt and release, in advance, any Office Holder from any liability to the Company for damages arising out of a breach of a duty of care towards the Company.

60.	General.

(a)	Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 57 to 59 and any amendments to Articles 57 to 59 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b)	The provisions of Articles 57 to 59 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the RTP Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

Winding Up

61.	Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.

Notices

62.	Notices.

(a)	Any written notice or other document may be served by the Company upon any shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such shareholder at his address as described in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.

(b)	Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c)	Any such notice or other document shall be deemed to have been served:

(i) in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii) in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii) in the case of personal delivery, when actually tendered in person, to such addressee.

(iv) in the case of facsimile, email or other electronic transmission, the on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d)	If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 62.

(e)	All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f)	Any shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g)	Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i) if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting on Schedule 14A (or an equivalent form subsequently adopted by the SEC), as appropriate, furnished to the SEC; and/or

(ii) on the Company’s internet site.

(h)	The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

63.	FORUM FOR ADJUDICATION OF DISPUTES

(a)	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 63 shall not apply to causes of action arising under the Exchange Act.

(b)	Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

(c)	Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 63.

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